EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

December 2, 2005

The PMI Group, Inc.

3003 Oak Road

Walnut Creek, California 94597-2098

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 250,000 shares of common stock, $0.01 par value (“Common Stock”), of The PMI Group, Inc., a Delaware corporation (the “Company”), pursuant to The PMI Group, Inc. Officer Deferred Compensation Plan, as amended, and The PMI Group, Inc. 2005 Officer Deferred Compensation Plan (the “2005 Officer Plan”) (together, the “Officer Plans”), and $50,000,000 in aggregate amount of deferred compensation obligations (the “Obligations”) of the Company pursuant to the 2005 Officer Plan and The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (the “Director Plan”).

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 250,000 shares of Common Stock to be issued by the Company pursuant to the Officer Plans after the filing of this Registration Statement on Form S-8 (the “Registration Statement”) are validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Officer Plans, will be legally issued, fully paid and nonassessable. In addition, we are of the opinion that the $50,000,000 of Obligations to be issued by the Company pursuant to the 2005 Officer Plan and the Director Plan (together, the “Successor Plans”) after the filing of the Registration Statement are binding obligations of the Company, and, when issued in accordance with the provisions of the Successor Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation